SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                                               President and CEO
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
                      ANNOUNCES FIRST QUARTER 2006 RESULTS


         Philadelphia,  Pennsylvania, March 9, 2006 - SE Financial Corp. (OTCBB:
SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, announced net income of $9 thousand for the three months ended January 31, 2006 as compared to $271 thousand for the same period last year.

         Commenting on the results for the quarter, Pam Cyr, President and CEO, stated, "We remain focused on delivering increased value to our Shareholders through core deposit and loan growth, the addition of Neighborhood Banking Offices in high opportunity markets and effective capital management. Decreased earnings for the quarter were due mainly to an increase in non-interest expenses related to the opening of two new Neighborhood Banking Offices as well as non-recurring legal expenses. In addition we continue to experience margin compression due to the current interest rate environment as our interest-bearing liabilities reprice faster than our interest-earning assets. During the quarter we continued to execute on strategic initiatives in our business plan. Highlights of these initiatives include:

o On August 9, 2005 we announced the acquisition of a site in the Roxborough section of Philadelphia and the construction and planned opening of a Neighborhood Banking Office in late 2005. This office opened as scheduled and since the Grand Opening on December 17, 2005, has been well received by local businesses, consumers, several civic associations and the local press achieving nearly $5 million in deposits in the first six weeks of operation.

o Total loan growth of $3.8 million, or 4.5% for the quarter and 17.9% on an annualized basis.

o Total deposit growth of $7 million, or 8.0% for the quarter and 32.1% on an annualized basis.

o Core deposits (checking, savings and money market accounts) increased by $1.7 million, or 6.4% for the quarter and 25.7% on an annualized basis.

o By the quarter ended January 31, 2006, the Boards of Directors of each of the Company and the Bank had appointed two new members to their respective Boards. Charles M. Cahn, a resident of Voorhees, New Jersey is the President and Chief Executive Officer of Stewart Business Systems, a subsidiary of Global Imaging Systems Inc., a publicly traded NASDAQ company and was appointed to the Boards in October 2005. Mr. Cahn has a distinguished track record of nearly 30 years in business in the Philadelphia and South Jersey markets. David M. Rosenberg, a resident of Villanova, Pennsylvania is a principal in Marsh Creek Corporate Services, an entrepreneurial company located in Exton, Pennsylvania and was appointed to the Boards in December 2005. Mr. Rosenberg also participates in numerous community activities and sits on the Boards of Champions of Caring, Chester County Futures, Montessori Children's House of Valley Forge, Penn State Great Valley, and the Josephson Institute of Ethics. The Company expects to benefit greatly from their entrepreneurial experience, leadership skills and business relationships.

o During the quarter we repurchased a total of 465,000 shares at an average price of $14.04. On January 23, 2006 we announced that we had completed both the 10% stock repurchase plan announced January 17, 2006 and the previous 10% stock repurchase plan announced July 29, 2005.

o On September 12, 2005 we announced the lease of a property in Ardmore, Pennsylvania, a western suburb of Philadelphia, and the planned construction of a Neighborhood Banking Office at that location. This Office opened as scheduled on February 6, 2006 with pre-committed customer relationships. Subsequent marketing activities to local businesses and consumers continue to open the door to new banking relationships.

o On February 21, 2006, the Board declared the Company's 6th consecutive cash dividend, its fourth consecutive dividend of $.03 per share.

o On March 6, 2006 the Company announced its acquisition of a site in Deptford, New Jersey and plans to open a Neighborhood Banking Office at this prominent site. Construction is scheduled to begin shortly and a grand opening is planned for late 2006."


                            LINKED QUARTER HIGHLIGHTS
                             (Dollars in Thousands)

---------------------------------------------------------------------------------------------------
                            QTR 1/31/06   QTR 10/31/05   Increase (Decrease)  % Increase (Decrease)
                            -----------   ------------   -------------------  ---------------------

Total Assets                  149,748        147,431            2,317                  1.6%
Loans                          88,390         84,602            3,788                  4.5%
Deposits                       94,431         87,408            7,023                  8.0%
Stockholders' Equity           24,522         31,063           (6,541)               (21.1%)
Interest Income                 2,125          1,948              177                  9.1%
Interest Expense                1,014            833              181                 21.7%
Net Interest Income             1,111          1,115               (4)                 (.4%)
Provision for loan losses          36             54              (18)               (33.3%)
Noninterest Income                 86            105              (19)               (18.1%)
Noninterest Expense             1,179            928              251                 27.0%
Net Income                          9            191             (182)               (95.3%)
Net Interest Margin              3.20%          3.46%            (.26%)               (7.5%)
Yield on Loans                   6.98%          7.01%            (.03%)                (.4%)
Yield on Investments             4.62%          4.42%             .20%                 4.5%
Cost of Deposits                 3.26%          3.02%             .24%                 8.0%
Cost of Borrowings               4.22%          4.06%             .16%                 4.0%
---------------------------------------------------------------------------------------------------


Comparison of the Results of  Operations  for the Three Months Ended January 31,
--------------------------------------------------------------------------------
2006 and January 31, 2005
-------------------------

         For the three months ended January 31, 2006, net interest income after provision for loan losses totaled $1.1 million compared to $1.0 million for the three months ended January 1, 2005, an increase of $72 thousand, or 7.2%. This increase is attributable to an increase of $22.6 million in the average balance of interest-earning assets to $141.6 million for the three months ended January 31, 2006 compared to $119.1 million for the three months ended January 31, 2005 offset by a decrease in the net interest margin of 29 basis points to 3.20% for the three months ended January 31, 2006 from 3.49% for the three months ended January 31, 2005. Management anticipates that the Company may continue to experience margin compression in the future as the current rate environment could result in interest-bearing liabilities, primarily certificates of deposit, repricing faster than interest-earning assets, primarily long term mortgage loans. Non-interest income was $86 thousand for the three months ended January 31, 2006 compared to $97 thousand for the three months ended January 31, 2005 due mainly to a loss on the sale of investment securities available for sale. Non-interest expense was $1.2 million for the three months ended January 31, 2006 compared to $692 thousand for the three months ended January 31, 2005. The increase in non-interest expense was due to increases in compensation and employee benefits, professional fees, occupancy and equipment costs and other expense of $198 thousand, $123 thousand, $47 thousand and $98 thousand, respectively. The increase in compensation and employee benefits was due primarily to additions to staff (including staff for the newly opened Roxborough and Ardmore, Pennsylvania banking offices), payroll taxes and employee benefits expense as well as normal salary increases. The increase in professional fees was due mainly to costs incurred in connection with non-recurring legal expenses related to the Company's 2005 Annual Meeting of Stockholders that were not resolved until first quarter of 2006. The increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the two new banking offices discussed above. The increase in other expense was due mainly to increased advertising costs, costs associated with the grand opening of the Roxborough banking office, telecommunications enhancement expense, and stationery and supplies expense.



Comparison of Financial Condition at January 31, 2006 and October 31, 2005
--------------------------------------------------------------------------

         Total assets at January 31, 2006 were $149.7 million compared to $147.4 million at October 31, 2005. Investment securities decreased $3.5 million to $48.7 million at January 31, 2006 from $52.2 million at October 31, 2005 due mainly to the sale of $2.1 million in mortgage-backed securities and repayments. Net loans increased $3.8 million, or 4.5%, to $88.4 million at January 31, 2006 from $84.6 million at October 31, 2005. Deposits increased $7.0 million, or 8.0%, to $94.4 million at January 31, 2006 from $87.4 million at October 31,
2005. Borrowed money increased $1.6 million, or 5.8%, to $29.6 million at January 31, 2006 from $27.9 million at October 31, 2005. Stockholders' equity decreased $6.5 million to $24.5 million at January 31, 2006 from $31.1 million at October 31, 2005 due mainly to the completion of the 10% stock repurchase plan announced in July 2005 and the 10% stock repurchase plan announced in January 2006. A total of 465,000 shares of common stock were repurchased at an average price of $14.04 excluding brokerage commissions.

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with four Neighborhood Banking Offices serving South Philadelphia, Roxborough and Ardmore, Pennsylvania and Sewell, New Jersey.

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                               SE FINANCIAL CORP.

--------------------------------------------------------------------------------
Selected Income Statement Data (Unaudited)
(Dollars in thousands except per share data)
                                                  Three Months Ended January 31,
                                                  ------------------------------
                                                        2006           2005
                                                     ----------    -----------
  Interest income                                    $    2,125    $    1,635
  Interest expense                                        1,014           615
                                                     ----------    ----------
  Net interest income                                     1,111         1,020
  Provision for loan losses                                  36            17
                                                     ----------    ----------
  Net interest income after provision for loan losses     1,075         1,003
  Noninterest income                                         86            97
  Noninterest expense                                     1,179           692
                                                     ----------    ----------
  (Loss) income before taxes                                (18)          408
  Income tax (benefit) expense                              (27)          137
                                                     ----------    ----------
  Net income                                         $        9    $      271
                                                     ==========    ==========

  Weighted average shares outstanding (1)                2,294,150     2,382,402
  Earnings per share (1)                                $     0.00    $     0.11
--------------------------------------------------------------------------------

Performance Ratios (Unaudited)
                                                  Three Months Ended January 31,
                                                  ------------------------------
                                                           2006       2005
                                                          ------     ------
  Return on average assets (2)                             0.02%      0.87%
  Return on average equity (2)                             0.12%      3.42%
  Net interest margin on average
    interest earning assets(2)(3)                          3.20%      3.49%

--------------------------------------------------------------------------------
Selected Balance Sheet Data (Unaudited)
(Dollars in thousands except per share data)
                                                   January 31,      October 31,
                                                      2006             2005
                                                   ----------      ------------
   Assets                                          $  149,748      $    147,431
   Loan receivable, net                                88,390            84,602
   Cash and cash equivalents                            2,869             2,163
   Investment securities                               48,732            52,233
   Deposits                                            94,431            87,408
   FHLB borrowings                                     29,556            27,935
   Total stockholders' equity                          24,522            31,063
   Ending shares outstanding (1)                    1,890,854         2,352,169
   Book value per share (1)                             12.97             13.21
   Stockholders' equity to total assets                 16.38%           21.07%

--------------------------------------------------------------------------------
Asset Quality (Unaudited)
(Dollars in thousands)
                                                     January 31,    October 31,
                                                        2006           2005
                                                     -----------    -----------
  Non-performing assets (4)                           $    61        $    69
  Allowance for losses                                    543            507
  Non-performing assets to total assets                  0.04%          0.05%
  Allowance for losses to total loans                    0.61%          0.60%
  Allowance for losses to non-performing assets        890.16%        734.78%
--------------------------------------------------------------------------------

(1) Shares outstanding does not include unreleased ESOP shares or shares held in the Stock Compensation Trust for purposes of the weighted average shares outstanding calculation and the ending shares outstanding calculation.
(2)  Annualized for the three months ended January 31, 2006 and (2005.)
(3) The yield on municipal securities has been adjusted to a tax-equivalent basis.
(4)  Non-performing assets include non-accrual loans and real estate owned.